Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE HEALTH SHAREHOLDERS APPROVE PROPOSAL TO AMEND ARTICLES OF INCORPORATION

ALPHARETTA, GA, JULY 30, 2015 – SANUWAVE Health, Inc. (OTCQB: SNWV), a leading shock wave technology company, today announced that its shareholders, by an overwhelming majority, approved the Company’s proposal to amend its Articles of Incorporation at the Special Meeting of Stockholders held yesterday, July 29, 2015.

The proposal to amend the Company’s Articles of Incorporation to increase the authorized shares of capital stock from 155 million to 355 million, was approved with 87.1% of the votes cast, representing approximately 63.3% of the Company’s total shares outstanding, voting for the amendment.

“We are pleased with the overwhelming support we received from our shareholders for approving the increase in our authorized shares of capital stock,” said Kevin A. Richardson II, Chairman of the board of SANUWAVE. “We continue to work towards obtaining funding sources for the Company that will improve our capital structure and strengthen our balance sheet while minimizing dilution to current shareholders. I would like to thank our shareholders for the trust and confidence they have shown in helping to continue building SANUWAVE into a leading shock wave technology company.”

About SANUWAVE Health, Inc.
SANUWAVE Health, Inc. (OTCQB:SNWV) (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures.

SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand.

In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers.  SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Todd Markey
IR Partners
818-280-6800

tmarkey@irpartnersinc.com

Daniel Conway
DC Consulting, LLC
407-792-3333

investorinfo@dcconsultingllc.com

SANUWAVE Health, Inc.
Kevin Richardson II
Chairman of the Board
617-778-9223

investorrelations@sanuwave.com